EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2022 Results
ATLANTA, February 8, 2023--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in major U.S. Sunbelt markets, today announced its results for the quarter and year ended December 31, 2022.

Highlights for the Three Months and Year Ended December 31, 2022:

Financial Results:

	Three Months Ended		Year Ended
(in 000s other than per share amounts and %)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income/(loss) applicable to Piedmont	$75,569	$(31,750)	$146,830	$(1,153)
Net income/(loss) per share applicable to common stockholders - diluted	$0.61	$(0.26)	$1.19	$(0.01)
Gain on sale of real estate assets	$101,055	—	$151,729	—
Impairment losses	$25,981	$41,000	$25,981	$41,000
Core Funds From Operations ("Core FFO") applicable to common stock	$61,235	$63,009	$247,070	$245,422
Core FFO per diluted share	$0.50	$0.51	$2.00	$1.97
Increase in Same Store Net Operating Income ("Same Store NOI") - Cash Basis	1.6%		1.9%
(Decrease)\Increase in Same Store NOI - Accrual Basis	(0.7)%		1.1%
Adjusted Funds From Operations applicable to common stock	$47,082	$39,399	$178,040	$160,134
•Net income applicable to Piedmont for the three months ended December 31, 2022 included the following:
◦$101.1 million in gain on sale of real estate assets primarily associated with the previously announced sales of the Company's two Cambridge, MA properties during the fourth quarter;
◦$26.0 million of non-cash impairment losses associated with: (a) a partial write down of the Company's goodwill balance driven by the decline of the stock market and the Company's stock price during the fourth quarter; and (b) the write down of one property as a result of a reduction in the assumed hold period for that particular asset;
◦$2.2 million in severance costs associated with a reorganization of the Company's management structure during the fourth quarter; and,
◦A $6.8 million increase in interest expense driven by a higher average debt balance during the fourth quarter as a result of the acquisition of 1180 Peachtree Street in Atlanta during the third quarter and higher interest rates on the Company's variable rate debt. Other income for the fourth quarter also decreased approximately $2.5 million due to the payoff of notes receivable due from the purchaser of the Company's New Jersey Portfolio in March of 2022. This increase in interest expense and decrease in other income were partially offset by additional property operating income as a result of successful leasing, rental rate roll ups and asset recycling activity over the last twelve months.
•Net loss applicable to Piedmont for the fourth quarter of 2021 did not include any gain on sale of real estate assets or severance costs, but did include a $41.0 million impairment loss on an asset subsequently sold during 2022.
•Core FFO, which removes the impact of the gains on sale of real estate assets, impairment losses, and severance costs enumerated above, as well as depreciation and amortization expense, was $0.50 per diluted share for the fourth quarter of 2022 as compared to $0.51 per diluted share for the fourth quarter of 2021, with the $.01 per diluted share decrease primarily attributable to the $6.8 million, or $.06 per diluted share, increase in interest expense during the fourth quarter of 2022 noted above.
Leasing:

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
# of transactions	42	203
Total leasing sf	433,000	2,153,000
New tenant leasing sf	164,000	763,000
Cash rent roll up	6.5%	9.7%
Accrual rent roll up	11.5%	17.2%
Leased Percentage as of period end	86.7%
•The Company completed approximately 2.2 million square feet of leasing transactions during 2022, including the largest amount of annual new tenant leasing since 2018.
•The largest new tenant lease completed during the fourth quarter was an approximately 28,000 square foot lease with Cadence Bank through 2035 at 999 Peachtree Street in Atlanta, GA.
•The largest renewal and expansion lease completed during the fourth quarter totaled approximately 58,000 square feet with Institute for Justice through 2037 at Arlington Gateway in Arlington, VA.
•The Company's scheduled lease expirations for 2023 are low, representing approximately 7% of its annualized lease revenue.
•As of December 31, 2022, the Company had approximately 1.14 million square feet of executed leases for vacant space yet to commence or under rental abatement, representing approximately $33 million of future additional annual cash revenue.
•The Company's leased percentage as of December 31, 2022 was 86.7%, up from 85.5% at December 31, 2021, and down 0.1% for the fourth quarter of 2022 due to the disposition of the 94% leased Cambridge, MA assets during the quarter.
Capital Markets:
•During the fourth quarter, the Company completed the sale of its two, 94% leased, Cambridge, MA properties, One Brattle Square and 1414 Massachusetts, resulting in a $102.6 million gain on sale of real estate assets that is included in the Company's results of operations. The combined approximately $160 million in sales proceeds from the two transactions was used to pay off the outstanding balance on the Company’s $600 million line of credit, leaving the full capacity of the line available as of December 31, 2022.

Balance Sheet (including description of a subsequent event):

	December 31, 2022	December 31, 2021
Total Real Estate Assets (in millions)	$3,501	$3,245
Total Assets (in millions)	$4,086	$3,931
Total Debt (in millions)	$1,984	$1,878
Weighted Average Cost of Debt	3.89%	2.93%
Debt-to-Gross Assets Ratio	37.6%	37.1%
Average Net Debt-to-Core EBITDA (ttm)	6.0 x	5.7 x
•During the fourth quarter, the Company addressed its largest near-term debt maturity by amending its $200 million unsecured term loan facility to extend the final maturity date to June 2025. All other terms of the facility remain unchanged.
•As previously announced, on January 31, 2023, the Company also entered into an additional new $215 million term loan facility priced at adjusted SOFR + 105 bps with a final extended maturity date of January 31, 2025. The Company intends to use the proceeds from the facility, along with a combination of cash on hand, proceeds from select property dispositions, and/or draws on its $600 million line of credit to repay its $350 million in Unsecured Senior Notes that mature June 1, 2023.

ESG and Operations:
•During the fourth quarter, Piedmont received its inaugural GRESB® assessment, achieving an overall 4 star designation and “Green Star” recognition. The Company's annual ESG Report which includes Sustainability Accounting Standards Board (SASB) metrics and information that aligns with the Task Force on Climate-related Financial Disclosures (TCFD) framework is available on the Company's website at www.piedmontreit.com/ESG.

Commenting on annual and fourth quarter results, Brent Smith, Piedmont's President and Chief Executive Officer, said, "Despite facing the challenging operating and economic environment that unfolded during 2022, we were able to accomplish a number of key objectives for the year, including the execution of approximately 2.2 million square feet of leasing at meaningfully higher rental rates and the completion of a strategic Midtown Atlanta acquisition paired with several non-core dispositions that furthered our concentration in the Sunbelt to over two-thirds of our annualized lease revenue. We also strengthened our cash position, increasing liquidity ahead of our 2023 debt maturity and bolstering our balance sheet. The fourth quarter also reflects a continuation of these same annual themes: the completion of approximately 433,000 square feet of total leasing, 164,000 square feet of which related to new tenant leases; the completion of the disposition of our Cambridge, MA assets, resulting in the recognition of a nine-digit gain; and the extension of our most near-term debt maturity. Looking ahead, we are encouraged by the approximately 230,000 square feet of leasing already executed thus far in 2023, with over 100,000 square feet of that for new tenant space, demonstrating that leasing velocity has not wavered compared to last year."

First Quarter 2023 Dividend

As previously announced, on February 1, 2023, the board of directors of Piedmont declared a dividend for the first quarter of 2023 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 24, 2023, payable on March 17, 2023.

Guidance for 2023

Due to higher projected interest costs, the Company is introducing the following guidance for the year ending December 31, 2023:

(in millions, except per share data)	Low	High
Net income/(loss)	$(1)	$1
Add:
Depreciation	144	151
Amortization	80	84
Core FFO applicable to common stock	$223	$236
Core FFO applicable to common stock per diluted share	$1.80	$1.90

The Company anticipates continued growth in its Property NOI and SSNOI during the forthcoming year ending December 31, 2023.
Executed leasing activity for 2023 is estimated to be in the range of 1.6 to 2.0 million square feet with year-end leased percentage anticipated to be between 87-88%, before the impacts of acquisition and disposition activity.
This guidance is based on information available to management as of the date of this release and reflects management's view of current market conditions, including the following specific assumptions and projections:
•The largest impact on 2023 guidance is increased interest expense. With an over 400 bps increase in the Federal Funds Rate rates during 2022 and further increases projected during 2023, along with two new floating rate term loans priced at adjusted SOFR plus 100 and 105 bps, respectively, replacing $350 million of 10-year bonds maturing in June at an effective rate of 3.43%, projected interest expense for 2023 is estimated to increase approximately $27 million over 2022 total interest expense.
•2023 guidance includes General and Administrative expenses of approximately $29 million.
•No speculative acquisitions or dispositions are included in the above guidance. The Company will adjust guidance throughout the year as such transactions occur.
Note that actual results could differ materially from these estimates and individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of any future dispositions, significant lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, one-time revenue or expense events, and other factors discussed under "Forward Looking Statements" below.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2022 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, February 9, 2023 at 9:00 A.M. Eastern time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. Participant Access Code is 985382. A replay of the conference call will be available through 9:00 A.M. Eastern time on February 23, 2023, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 47462. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2022 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2022 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in major U.S. Sunbelt markets. Its approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2022 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that indicate predictions of future events or trends or that do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation, Amortization, Core FFO and Core FFO per diluted share for the year ending December 31, 2023. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: economic, regulatory, socio-economic (including work from home), technological (e.g. Metaverse, Zoom, etc), and other changes that impact the real estate market generally, the office sector or the patterns of use of commercial office space in general, or the markets where we primarily operate or have high concentrations of annualized lease revenue; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; impairment charges on our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to implement successful redevelopment and development strategies or identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including economic changes, such as rising interest rates, which could impact the number of buyers/sellers of our target properties, and regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations, including environmental standards imposed on office building owners; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, such as potential changes in the political environment, a reduction in federal or state funding of our governmental tenants, or an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the London Interbank Offered Rate ("LIBOR") and the Secured Overnight Financing Rate are determined and the planned phasing out of United States dollar LIBOR after June 2023; changing capital reserve requirements on our lenders and rapidly rising interest rates in the public bond markets could impact our ability to finance properties or refinance existing debt or significantly increase operating/financing costs; the effect of future offerings of debt or equity securities on the value of our common stock; additional risks and costs associated with inflation and continuing increases in the rate of inflation, including the possibility of a recession that could negatively impact our operations and the operations of our tenants and their ability to pay rent; uncertainties associated with environmental and regulatory matters; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as experienced during the COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	December 31, 2022	December 31, 2021
Assets:
Real estate assets, at cost:
Land	$567,244	$529,941
Buildings and improvements	3,682,000	3,374,903
Buildings and improvements, accumulated depreciation	(915,010)	(861,206)
Intangible lease assets	205,074	178,157
Intangible lease assets, accumulated amortization	(90,694)	(83,777)
Construction in progress	52,010	43,406
Real estate assets held for sale, gross	—	80,586
Real estate assets held for sale, accumulated depreciation and amortization	—	(16,699)
Total real estate assets	3,500,624	3,245,311
Cash and cash equivalents	16,536	7,419
Tenant receivables	4,762	2,995
Straight line rent receivables	172,019	162,632
Notes receivable	—	118,500
Restricted cash and escrows	3,064	1,441
Prepaid expenses and other assets	17,152	20,485
Goodwill	82,937	98,918
Interest rate swaps	4,183	—
Deferred lease costs, gross	505,979	469,671
Deferred lease costs, accumulated depreciation	(221,731)	(205,100)
Other assets held for sale, gross	—	9,389
Other assets held for sale, accumulated depreciation	—	(996)
Total assets	$4,085,525	$3,930,665
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $13,319 and $12,210, respectively	$1,786,681	$1,877,790
Secured Debt	197,000	—
Accounts payable, accrued expenses, and accrued capital expenditures	110,306	114,453
Dividends payable	25,357	26,048
Deferred income	59,977	80,686
Intangible lease liabilities, less accumulated amortization	56,949	39,341
Interest rate swaps	—	4,924
Total liabilities	2,236,270	2,143,242
Stockholders' equity:
Common stock	1,234	1,231
Additional paid in capital	3,711,005	3,701,798
Cumulative distributions in excess of earnings	(1,855,893)	(1,899,081)
Other comprehensive income	(8,679)	(18,154)
Piedmont stockholders' equity	1,847,667	1,785,794
Noncontrolling interest	1,588	1,629
Total stockholders' equity	1,849,255	1,787,423
Total liabilities and stockholders' equity	$4,085,525	$3,930,665

Number of shares of common stock outstanding as of end of period	123,440	123,077
Net debt (Unsecured and Secured Debt less Cash and cash equivalents)	1,967,145	1,870,371
Total Principal Amount of Debt Outstanding (Unsecured and Secured Debt plus discount and unamortized debt issuance costs)	1,997,000	1,890,000

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Revenues:
Rental and tenant reimbursement revenue	$142,106	$134,313	$545,741	$514,619
Property management fee revenue	395	576	1,675	2,496
Other property related income	4,707	3,275	16,350	11,595
Total revenues	147,208	138,164	563,766	528,710
Expenses:
Property operating costs	59,763	56,083	226,058	210,932
Depreciation	34,788	31,952	133,616	120,615
Amortization	23,915	22,014	90,937	85,992
Impairment losses	25,981	41,000	25,981	41,000
General and administrative	7,915	7,835	29,127	30,252
Total operating expenses	152,362	158,884	505,719	488,791
Other income (expense):
Interest expense	(20,739)	(13,917)	(65,656)	(51,292)
Other income	408	2,882	2,710	10,206
Gain on sale of real estate assets	101,055	—	151,729	—
Total other income (expense)	80,724	(11,035)	88,783	(41,086)
Net income/(loss)	75,570	(31,755)	146,830	(1,167)
Net (income)/loss applicable to noncontrolling interest	(1)	5	—	14
Net income/ (loss) applicable to Piedmont	$75,569	$(31,750)	$146,830	$(1,153)
Weighted average common shares outstanding - diluted	123,633	123,742	123,524	123,978
Net income/ (loss) per share applicable to common stockholders - diluted	$0.61	$(0.26)	$1.19	$(0.01)

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended			Year Ended
	12/31/2022	12/31/2021		12/31/2022	12/31/2021
GAAP net income/(loss) applicable to common stock	$75,569	$(31,750)		$146,830	$(1,153)
Depreciation of real estate assets(1)	34,587	31,756		132,849	119,629
Amortization of lease-related costs	23,905	22,003		90,891	85,946
Impairment losses	25,981	41,000		25,981	41,000
Gain on sale of real estate assets	(101,055)	—		(151,729)	—
NAREIT Funds From Operations applicable to common stock*	58,987	63,009		244,822	245,422
Severance costs associated with Q4 management reorganization	2,248	—		2,248	—
Core Funds From Operations applicable to common stock*	61,235	63,009		247,070	245,422
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	926	781		3,389	2,857
Depreciation of non real estate assets	191	187		728	949
Straight-line effects of lease revenue	(2,356)	(1,939)		(11,230)	(10,566)
Stock-based compensation adjustments	1,717	2,772		4,833	7,924
Net effect of amortization of above/below-market in-place lease intangibles	(3,713)	(3,098)		(13,426)	(11,290)
Non-incremental capital expenditures(2)	(10,918)	(22,313)		(53,324)	(75,162)
Adjusted Funds From Operations applicable to common stock*	$47,082	$39,399		$178,040	$160,134
Weighted average common shares outstanding - diluted	123,633	124,412	(3)	123,524	124,455	(3)
NAREIT Funds From Operations per share (diluted)	$0.48	$0.51		$1.98	$1.97
Core Funds From Operations per share (diluted)	$0.50	$0.51		$2.00	$1.97

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements, leasing commissions and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that either enhance the rental rates of a building or change the property’s underlying classification, such as from a Class B to a Class A property, are excluded from this measure.

(3)Includes potential dilution under the treasury stock method that would occur if our remaining unvested and potential stock awards vested and resulted in additional common shares outstanding. Such dilution is not included when calculating Net loss per diluted share applicable to Piedmont for the quarter and year ended December 31, 2021 as it would reduce the loss per share presented.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021

Net income/(loss) applicable to Piedmont (GAAP)	$75,569	$(31,750)	$75,569	$(31,750)
Net income/(loss) applicable to noncontrolling interest	1	(5)	1	(5)
Interest expense	20,739	13,917	20,739	13,917
Depreciation	34,778	31,943	34,778	31,943
Amortization	23,905	22,003	23,905	22,003
Depreciation and amortization attributable to noncontrolling interests	20	22	20	22
Impairment losses	25,981	41,000	25,981	41,000
Gain on sale of real estate assets	(101,055)	—	(101,055)	—
EBITDAre*	79,938	77,130	79,938	77,130
Severance costs associated with Q4 management reorganization:	2,248	—	2,248	—
Core EBITDA*	82,186	77,130	82,186	77,130
General & administrative expenses	5,668	7,835	5,668	7,835
Management fee revenue	(261)	(323)	(261)	(323)
Other income	(193)	(2,667)	(193)	(2,667)
Reversal of non-cash general reserve for uncollectible accounts	(1,000)	(965)
Straight line effects of lease revenue	(2,356)	(1,939)
Straight line effects of lease revenue attributable to noncontrolling interests	(4)	1
Amortization of lease-related intangibles	(3,713)	(3,098)
Property NOI*	80,327	75,974	87,400	81,975
Net operating (income)/loss from:
Acquisitions	(7,928)	(2,460)	(11,363)	(3,273)
Dispositions	(2,342)	(4,555)	(2,389)	(4,663)
Other investments(1)	224	217	123	275
Same Store NOI*	$70,281	$69,176	$73,771	$74,314
Change period over period in Same Store NOI	1.6%	N/A	(0.7)%	N/A

(1)Other investments consist of our investments in active, out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results of 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021

Net income/(loss) applicable to Piedmont (GAAP)	$146,830	$(1,153)	$146,830	$(1,153)
Net loss applicable to noncontrolling interest	—	(14)	—	(14)
Interest expense	65,656	51,292	65,656	51,292
Depreciation	133,577	120,578	133,577	120,578
Amortization	90,891	85,946	90,891	85,946
Depreciation and amortization attributable to noncontrolling interests	85	84	85	84
Impairment losses	25,981	41,000	25,981	41,000
Gain on sale of real estate assets	(151,729)	—	(151,729)	—
EBITDAre*	311,291	297,733	311,291	297,733
Severance costs associated with Q4 management reorganization	2,248	—	2,248	—
Core EBITDA*	313,539	297,733	313,539	297,733
General & administrative expenses	26,879	30,252	26,879	30,252
Management fee revenue	(1,004)	(1,269)	(1,004)	(1,269)
Other income	(1,847)	(9,089)	(1,847)	(9,089)
Reversal of non-cash general reserve for uncollectible accounts	(3,000)	(553)
Straight line effects of lease revenue	(11,230)	(10,566)
Straight line effects of lease revenue attributable to noncontrolling interests	(10)	3
Amortization of lease-related intangibles	(13,426)	(11,290)
Property NOI*	309,901	295,221	337,567	317,627
Net operating income/(loss) from:
Acquisitions	(18,720)	(2,460)	(27,055)	(3,273)
Dispositions	(10,714)	(17,572)	(10,826)	(18,400)
Other investments(1)	763	841	651	1,067
Same Store NOI*	$281,230	$276,030	$300,337	$297,021
Change period over period in Same Store NOI	1.9%	N/A	1.1%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures, if any. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain infrequent or non-recurring items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures, if any. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.